UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))

[_]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MEREDITH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 1, 2008

Dear Shareholder:

          It has come to our attention that, due to a clerical error, we incorrectly reported in the Proxy Statement the number of shares of common stock of Meredith Corporation (the “Company”) outstanding as of the record date of September 11, 2008.

          On the record date, there were issued and outstanding 36,015,155 shares of common stock, not 39,015,155 as set forth in the Proxy Statement. Each share of common stock is entitled to one vote at the Annual Meeting of the Company to be held on November 5, 2008. On the record date, there were also issued and outstanding 9,167,935 shares of class B common stock, each entitled to ten votes at the Annual Meeting of the Company, for a total of 127,694,505 eligible votes.

          If you have already returned your proxy card and wish to change your vote because of this information, please follow the instructions for revoking your proxy as set forth on page 2 of the Proxy Statement.

          Your vote is important. We encourage you to vote promptly so that your shares are represented at the Annual Meeting. We appreciate your continued support of the Company.

Sincerely,

JOHN S. ZIESER

Chief Development Officer

General Counsel and Secretary